                                                                    EXHIBIT 12.1


                       THE MERIDIAN RESOURCE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    ($000)


                                           THREE MONTHS ENDED
                                                MARCH 31,                             YEAR ENDED DECEMBER 31,
                                          ---------------------     -----------------------------------------------------------
                                            2000         1999         1999         1998         1997         1996        1995
                                          --------     --------     --------     --------     --------     --------    --------
Earnings:
     Earnings (loss) before income taxes    10,851       (3,639)      16,867     (256,060)     (28,534)      16,666       7,488

Add back:
     Interest expense(2)                     6,332        5,055       22,879       13,211        5,149        2,582       2,589
     Interest portion of rental expense        184          111          568          287          245          216         191

Subtract back:
     Preference security dividend           (1,350)      (1,350)      (5,400)      (2,700)          --           --          --
                                          --------     --------     --------     --------     --------     --------    --------
Earnings as adjusted                        16,017          177       34,914     (245,262)     (23,140)      19,464      10,268
                                          ========     ========     ========     ========     ========     ========    ========

Fixed charges:
     Interest expense                        6,332        5,055       22,879       13,211        5,149        2,582       2,589
     Interest portion of rental expense        184          111          568          287          245          216         191
     Preference security dividend            1,350        1,350        5,400        2,700           --           --          --
                                          --------     --------     --------     --------     --------     --------    --------
                                             7,866        6,516       28,847       16,198        5,394        2,798       2,780
                                          ========     ========     ========     ========     ========     ========    ========

Ratio of earnings to fixed charges            2.04           (1)        1.21           (1)          (1)        6.96        3.69

----------

(1) Earnings were insufficient to cover fixed charges by $261.5 million and $28.5 million for the years ended December 31, 1998 and 1997, respectively. Earnings for the three months ended March 31, 1999 were insufficient to cover fixed charges by $6.3 million.

(2)      Includes amortization of debt expense.